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Exhibit 10.37

SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT

        This Software Development and License Agreement ("Agreement"), is made and entered into out June 21, 2000 ("Effective Date") by and between Progress Software Corporation, a Massachusetts corporation located at 14 Oak Park., Bedford MA 01730 ("Licensor"), and Commerce One, Inc., a Delaware corporation with offices at 4440 Rosewood Drive, Pleasanton, California 94588, U.S.A.

        WHEREAS, Licensor represents that it is a provider of messaging solution software;

        WHEREAS, Commerce One desires to hire Licensor to develop certain solutions for use in Commerce One products;

        NOW THEREFORE, the parties agree as follows:

        1.    DEFINITIONS

        1.1   "Affiliate" means a corporation or other business entity in which Commerce One owns or controls more than fifty (50%) of the voting securities or other equity interest. Any such entity shall be considered an Affiliate for only such time as Commerce One continues to own such equity interest.

        1.2   "Documentation" means all specifications, user manuals, technical literature, reference manuals and installation guides, and the like, or portions thereof, which relate to the operation, performance, use or maintenance of the Software.

        1.3   "End User" means any third party licensed by Commerce One or its Affiliates to use the Software.

        1.4   "Localized Version" means any adaptation of the Software for another culture or language other than English.

        1.5   "Product(s)" means any Commerce One XCC based portal products.

        1.6   "Software" means the Licensor's commercially available SonicMQ product (RSA enabled, but excluding RSA security technology), and all product and enhancements in Exhibit A2 and A3, updates, upgrades, ports, Localized Versions as developed by Licensor, error corrections, fixes and enhancements thereto.

        2.    DEVELOPMENT AND ACCEPTANCE

        2.1    Enhancements to Software.    Licensor shall perform and complete the mutually agreed upon enhancements ("Development Tasks")set forth in Exhibit A.

        2.2    Changes.    Changes in the Development Tasks shall become effective only when a written change request is executed by authorized representatives of both parties. Change requests that do not affect the nature of deliverables, their performance or functionality, and that do not change schedules may be requested and/or accepted by mutual agreement of each parties' project manager. All other change requests with respect to this Agreement, must be agreed upon in a written amendment to this Agreement.

        2.3    Project Management.    Each party shall supply the other party with the name, business address, telephone and fax number, and e-mail address of a project manager, who shall be responsible for coordinating all technical matters relating to the Development Tasks under this Agreement. Communications between the parties relating to technical performance and the preparation and the delivery of deliverables shall take place between the project managers. Licensor's project manager shall communicate as required with Commerce One's project manager on the status of the Software's development. As of the Effective Date, the parties respective project managers are:

        For Licensor:

Name:	Gregory O'Connor
Address:	14 Oak Park Bedford, MA 01730
Contact Info:	781-280-4572

        For Commerce One:

Name:	Simon Cutting
Address:	2440 W. El C amino Real Mountain View, CA 94040
Contact Info:	650-623-2939

        2.4    Acceptance

        After Licensor completes the Development Tasks and testing of the product requirements of the Software as specified in Exhibit A 2, Licensor shall promptly deliver such completed and tested version of the Software and all available Documentation ("Final Drop") to Commerce One for acceptance in accordance with this Section 2.4.

        2.4.1    Acceptance Process

        Within five (5) days ("Acceptance Period") after such delivery, Commerce One shall test the Final Drop to determine whether the Final Drop conforms: (a) to the product requirements as outlined in Exhibit A-2; and (b) in all material respects to the SonicMQ commercially available documentation, the product requirements outlined in Exhibit Al and functionality that exists in the SonicMQ product commercially available as of the Effective Date of this Agreement. Acceptance shall not be unreasonably withheld. For the avoidance of doubt failure to conform to the requirements in (a) or (b) above constitute grounds to withhold acceptance. In the event the Acceptance Period passes and Commerce One has not notified Licensor of rejection, Licensor shall notify Commerce One in writing that the Acceptance Period has passed. Upon receipt of notification from Licensor in writing, Commerce One has two (2) additional days from expiration of the Acceptance Period in which to notify Licensor in writing of rejection or the Final Drop will be deemed accepted. In the event Commerce One rejects the Final Drop because of failure to meet the acceptance criteria identified above, Commerce One shall notify Licensor in writing of such rejection and shall specify in reasonable detail the reasons the Final Drop has been deemed unacceptable. If the notice of non-acceptance is not sufficiently detailed to allow Licensor to determine why the Final Drop is unacceptable, Licensor may request in writing that Commerce One provide sufficient additional information. Licensor shall redeliver the corrected Final Drop within three (3) days from receipt of adequate notice. The process shall repeat in accordance with the schedule outlined below.

        2.4.2    Interim Acceptance

        The process of acceptance shall repeat until the Final Drop is accepted (or deemed accepted in accordance with Section 2.4.1) by Commerce One on or before September 7,2000. If the Final Drop has not been accepted by September 5, 2000 Licensor will send written notice to Commerce One on or before September 5, 2000 confirming that in accordance with this section, written notice to terminate this Agreement must be received by Licensor on September 7, 2000. If the Final Drop has not been accepted and does not satisfy the acceptance criteria identified in Section 2.4.1 as of September 7, 2000, then Commerce One will have the right to terminate the Agreement by providing Licensor with written notice of termination on September 7, 2000. If Commerce One does not exercise such termination right, then Interim Acceptance will he deemed to have occurred subject to the Final Acceptance procedure described in Section 2.4.3. In the event Commerce One exercises its right to terminate the Agreement under this Section 2.4.2, then Commerce One's sole and exclusive remedy shall be liquidated damages as specified in Section 2.5.1.

        2.4.3    Final Acceptance

        After Interim Acceptance, if the Final Drop still does not conform to acceptance criteria as specified in 2.4.1, then the acceptance process will continue in accordance with the process outlined in section 2.4.1. Liquidated damages will accrue in accordance with section 2.5.1 and in no event shall the total amount of liquidated damages exceed $300,000. Upon the exhaustion of all liquidated damages, if the Final Drop does not satisfy the acceptance criteria in this Section 2.4, upon written notice, either party may terminate this Agreement. Commerce One's sole and exclusive remedy shall be liquidated damages as specified in Section 2.5.1. "Final Acceptance" is defined as the date of acceptance by Commerce One in accordance with acceptance criteria as specified in 2.4.1. If neither party terminates the Agreement after the exhaustion of liquidated damages Commerce One shall be deemed to have waived the acceptance criteria.

        2.5    Liquidated Damages For Failure to Deliver

        2.5.1    Failure to Deliver.    In the event Licensor is unable or unwilling to deliver the Final Drop by August 7, 2000, and such failure is not due to Commerce One's failure to perform, then Licensor agrees to pay Commerce One liquidated damages in accordance with the following calculation: One Hundred Thousand Dollars ($100,000) per month or pro-rata portion thereof to a maximum of $300,000. Commerce One agrees that as of the Effective Date of this Agreement and through Interim Acceptance or termination of the Agreement in accordance with Section 2.4.2, that it (a) will not enter into any contracts with competitors of Licensor covering the same or substantially similar subject matter as that which is contained within this Agreement and (b) Commerce One currently has one pre-existing contract with a competitor of Licensor and will not engage this competitor to provide similar products. THE PROVISIONS OF THIS SECTION STATE THE SOLE, EXCLUSIVE AND ENTIRE REMEDY OF COMMERCE ONE, WITH RESPECT TO ANY CLAIM FOR FAILURE TO DELIVER THE SOFTWARE.

        2.5.2    Failure to Scale.    Provided that the cluster size is as specified in Exhibit A 3, Licensor certifies that the Software will conform and perform in all material respects with the Documentation as well as process peak throughput as described in Exhibit A 3, Item 2 and 3 due l2/31/01 (Scale Throughput"). In the event the Software does not conform and perform to the Scale Throughput by December 31, 2001, then Licensor acknowledges and agrees that Commerce One may publish a statement which accurately reflects failure of the Software to scale. THE PROVISIONS OF THIS SECTION STATE THE SOLE, EXCLUSIVE AND ENTIRE REMEDY OF COMMERCE ONE, WITH RESPECT TO ANY CLAIM FOR FAILURE TO SCALE.

        3.    LICENSE GRANT

        3.1    Object Code License.    Subject to Commerce One's compliance with the terms and conditions of this Agreement, Licensor hereby grants Commerce One a worldwide, nonexclusive, fully paid-up license to: (a) use, reproduce, translate (as permitted under this Agreement) market and distribute (in any media, electronic format or technology and by any means known or hereafter developed), directly or indirectly through third parties: (i) the Software when integrated into, bundled with, or distributed for use only in conjunction with the Products; (ii) any Documentation, including, without limitation, Licensor's improvements, updates and modifications to such Documentation; and (iii) any derivative works or subsets of the foregoing prepared by or for Commerce One as permitted under this Agreement; (b) create derivative works and subsets of the Documentation; (c) sublicense any of the foregoing rights, or grant any of the foregoing rights to its multiple tiers of distribution channels

(including by way of example and not limitation, global market partners and authorized operators of MarketSite portals); and (d) sublicense End Users, directly or indirectly through third parties to use and reproduce the Software and Documentation when integrated into, bundled with, or distributed for use only in conjunction with the Products.

        3.2    Distribution and Sublicense Terms.    Any distribution or sublicense by Commerce One of the Software and/or Documentation shall be under terms not materially less protective of the rights of Licensor than those Commerce One uses for its other products. Commerce One acknowledges that the representations and warranties made by Licensor hereunder are made solely to Commerce One. Commerce One's end user license agreement form for licensing Products which include the Software ("EULA"),shall contain provisions:

          (a)   restricting the End User from using the Software except in conjunction with the Products;

          (b)   which retain title in Commerce One and its suppliers;

          (c)   that Commerce One makes no representations or warranties on behalf of Licensor or its suppliers;

          (d)   which disclaim all implied warranties;

          (e)   prohibiting reverse engineering and decompilation to the extent permitted by law; and

          (f)    disclaiming Licensor's and its supplier's liability for all damages, whether direct, special, incidental or consequential damages;

        On or before August 7, 2000 Licensor shall provide Commerce One with the additional license requirements applicable for each of the following third party products:

    IBM XML Parser, IBM Java Virtual Machine (JVM), IBM Java Runtime Environment (JRE), Sun Microsystems JVM, Sun Microsystems JRE,

and if Commerce One does not remove any or all of the above listed third party products, Commerce One agrees to incorporate the additional applicable license requirements into its EULA prior to shipping the Product with the Software.

        If Licensor includes additional third party products into the Software, Commerce One agrees to update its EULA to include any additional license requirements associated with such additional third party products prior to shipping the Product version that includes the Software release that contains the additional third party products.

        Commerce One will require all third parties distributing the Product to include the EULA or terms and conditions in their own agreement with the End User that comply with the requirements of this Section 3.2.

        3.3    Limited Source Code License for Localization/Internationalization.

        Licensor shall deliver to Commerce One a localizable version of SonicMQ as specified in Exhibit A 3. Following delivery, Commerce One shall have the right to notify Licensor if it desires to create a particular Localized Version. In the event Licensor is unwilling or unable to create such a Localized Version within reasonable parameters requested by Commerce One, upon written notice from Commerce One both parties will agree to select a third party to complete the localization. If agreement cannot be reached within ten (10) days, then Commerce One may select a third party to complete the localization and Commerce One agrees to notify Licensor in writing upon such selection. At Licensor's option it shall either: (a) pay all reasonable and documented costs associated with the Localized Version and own all rights, title, and interest to the Localized Version; or (b) Commerce One shall pay and have exclusive rights to use such Localized Version for the term of this Agreement subject to Licensor's option to convert Commerce One's exclusive license to a nonexclusive license by paying Commerce One all reasonable and documented fees incurred by Commerce One for the Localized Version. For the term of the Agreement, Licensor grants to Commerce One the right to use, reproduce, and distribute Localized Versions in accordance with and for the duration of this Agreement and grants a worldwide royalty-free license to all necessary to achieve the foregoing.

        3.4    Patents and Patent Applications.    The licenses granted in Section 3.1 and 3.3 herein by Licensor include the grant to Commerce One and its successors, assigns, (in accordance with Section 14.3) and customers, direct and indirect (including, but not limited to, dealers and distributors), of a worldwide, nonexclusive, and paid-up license under any invention, patent or patent applications owned or licensable by Licensor during the term of this Agreement to make, have made, use, have used, lease, sell and/or otherwise transfer object code of the Software, and derivative works thereof, validly licensed by Commerce One or its licensees hereunder in combination with Products and to the extent necessary to exercise their rights under this Agreement.

        3.5    Trademark License.    Commerce One and its channels of distribution may but are not required to use Licensor trademarks and logos applicable to the Software in connection with the activities contemplated under this Agreement. On Licensor's request, Commerce One will furnish Licensor with a sample of such trademark usage. Such use will be in accordance with Licensor's published trademark usage requirements which may be updated by Licensor from time to time. Commerce One's rights shall expire upon termination of the Agreement.

        3.6    Affiliate Sublicenses.    Commerce One may grant its Affiliates a sublicense to the Software and Documentation equal or lesser in scope to, and subject to the same limitations as, the license granted hereunder by Licensor to Commerce One.

        3.7    No Obligation.    Notwithstanding anything to the contrary in this Agreement, nothing herein shall require Commerce One to use or distribute any of the Software with any Product, nor shall anything herein prohibit or restrict Commerce One from developing, licensing, acquiring or marketing technologies competitive to the Software.

        4.    PROPRIETARY RIGHTS.    Licensor retains title to the Software and Documentation, Localized Versions and any derivative works thereof. Licensor shall have no ownership interest in Commerce One's products (including the Products), other than the rights in the Software and Documentation described in the preceding sentence. All Licensor copyright notices contained within the Software and Documentation must remain intact.

        5.    MAINTENANCE, SUPPORT AND TRAINING

        5.1    Support of Commerce One.    Licensor agrees to provide Commerce One with the technical support, error corrections, bug fixes, and any commercially available enhancements, ports to additional platforms, upgrades and updates with respect to the Software and Documentation as described in Exhibit B.

        5.2    End User Support.    Licensor shall provide back-end support to Commerce One as further described in Exhibit B, but shall not be required to provide front-line support to End Users. Commerce One may, in its sole discretion, determine the terms and conditions of such front-line support to End Users and charge End Users a fee in connection therewith.

        5.3    Training of Commerce One.    Licensor shall provide training to Commerce One employees, independent contractors and consultants as mutually agreed upon by the parties and set forth in Section 1.3 of Exhibit B.

        6.    PAYMENTS AND ACCOUNTING

        6.1    Payments.    Commerce One agrees that payments are due and payable in accordance with the dates specified in Exhibit C. Late payments will accrue at an annual interest rate of the greater of eighteen percent (18%) or the maximum allowed by law.

        6.2    Taxes.    All prices are in U.S. Dollars and are exclusive of any applicable taxes. Commerce One shall be responsible for sales or use or other taxes resulting from the granting of the licenses hereunder by Licensor to Commerce One with respect to the Software (except taxes based upon Licensor's income), or Commerce One shall provide Licensor with an appropriate exemption certificate. Licensor shall be responsible for all other taxes, assessments, permits and fees, however designated which are levied under this Agreement or the Software, except taxes based upon Commerce One's net income with respect to the Software. If any applicable law requires Commerce One to withhold amounts from any payments to Licensor hereunder: (a) Commerce One shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Licensor with tax receipts evidencing the payments of such amounts; and (b) Commerce One shall apply the reduced rate of withholding provided by the applicable tax treaty after receiving, if required, any applicable tax forms or local tax authority approvals necessary to apply any reduced withholding tax rate. Each party shall cooperate with the other in minimizing any applicable tax.

        7.    WARRANTIES AND INDEMNIFICATION

        7.1    Title.    Licensor warrants that: (a) it has the sufficient right to grant the licenses as set forth in this Agreement; (b) such licenses do not infringe on any third parties' patent, copyright, or trade secret; (c) it owns or has sufficient rights, title and interest in and to the Software and Documentation; (d) Commerce One shall not be obligated to pay any fees or royalties for use of the Software or Documentation other than as specifically set forth in this Agreement; and (e) there are no pending lawsuits concerning any aspect of the Software or Documentation as of the Effective Date of the Agreement.

        7.2    Agreements with Licensor's Employees and Independent Contractors.    Licensor represents that the agreements Licensor enters into with its employees and independent contractors assigned to work on the Software include terms and conditions sufficient to ensure that Licensor owns all right, title, and interest in any work performed by such individuals in connection with the Software.

        7.3    Performance.    Licensor warrants that for a period of ninety (90) days following the earlier of Commerce One's Final Acceptance, or deemed acceptance in accordance with Section 2.4.1, or waiver of the acceptance criteria in accordance with Section 2.4.3 that: (a) the media on which the Software and Documentation are delivered will be free of defects in material and workmanship; (b) the Software will function in all material respects in accordance with the specifications as set forth in Exhibit A; (c) the Documentation shall be accurate in all material respects; (d) except for the authorization codes that have been fully disclosed to Commerce One, the Software contains no authorization strings, time limiting codes or any other limiting codes that will prevent the Software from being fully functional at all times; (e) Software at the time of delivery does not contain any program code, programming instructions or set of instructions intentionally constructed with the ability to damage, interfere with or otherwise adversely affect a computer program is coded into or introduced into the Software; and (f) the Software shall function with respect to any date dependent operations prior to, into and through the Year 2000, without any material, service-affecting non-conformance to its applicable specifications. In the case of a breach of the warranties in this Section 7.3, Licensor shall repair or replace nonconforming, unsuitable or inaccurate Software or Documentation within a reasonable period of time (not to exceed ten (10) days) of notice of such condition. The warranty set forth in this Section 7.3 shall not apply: (i) if the Software is not used in accordance with the Documentation; or (ii) if the defect is caused by an unauthorized modification of the Software or a third-party software, hardware, or equipment malfunction.

        7.4    DISCLAIMER.    THE WARRANTIES PROVIDED BY LICENSOR HEREIN ARE THE ONLY WARRANTIES PROVIDED BY LICENSOR WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES BY LICENSOR, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION. LICENSOR DOES NOT WARRANT THAT THE SOFTWARE OR MODIFICATIONS WILL BE UNINTERRUPTED OR ERROR FREE.

        7.5    Indemnity for Commerce One.    Licensor agrees to defend, indemnify and hold Commerce One harmless from all liabilities, costs, damages and expenses (including settlement costs and attorneys' fees) arising from third party claims alleging that Commerce One's exercise of its rights to the Software or Documentation granted by Licensor hereunder infringes any patent, copyright or trade secret of any third party. In connection with such indemnification, Commerce One will: (a) promptly notify Licensor in writing of any such claim and grant Licensor control of the defense and all related settlement negotiations; and (b) cooperate with Licensor, at Licensor's expense in defending or settling such claim. In connection with any such claim, Commerce One may have its own counsel in attendance at all public interactions and substantive negotiations at its own cost and expense. Licensor makes no representation with respect to the possibility of infringement by use of the Software in conjunction with: (i) any combination of the Software with any third party hardware or software (other than the operating system(s) on which the Software is specified by Licensor to run on) if the claim would not have arisen but for such combination; (ii) any activities of Commerce One, its distributors or its authorized Affiliates not licensed under this Agreement and/or (iii) modification to the Software by a party other than Licensor. If the Software or Documentation become, or in Licensor's opinion is likely to become, the subject of any infringement claim or suit, Licensor shall at its option: (a) procure for Commerce One the right to continue distributing the Software and Documentation, as well as the right for Commerce One and its customers to continue use of the Software and Documentation on the terms herein, while maintaining similar functionality; (b) modify the Software or Documentation such that it no longer infringes the proprietary rights of any third party, while maintaining similar functionality; or (c) if (a) and (b) are commercially impracticable, refund to Commerce One the unamortized portion (on a five year schedule) of any fee paid for that Software and Licensor will have no further obligation. Commerce One's sole and exclusive remedy, and Licensor's entire liability for any infringement claim in connection with the Software, or any claim of breach of Section 7.1 and 7.2 above shall be limited to the indemnification provisions of this Section 7.5.

        7.6    Indemnity for Licensor.    Commerce One will indemnify and hold Licensor harmless against all liabilities, costs, damages and expenses (including settlement costs and attorney's fees) arising from third party claims based upon: (a) a material breach by Commerce One or its Affiliates of the terms and conditions of this Agreement (including, without limitation, a failure to meet the requirements of Section 3.2 above and 12 below) or (b) the performance or operation of the Products to the extent not attributable to the Software in the Products.

        8.    LIMITATION OF LIABILITY.    EXCEPT FOR OBLIGATIONS ARISING UNDER SECTION 7, OR A MATERIAL BREACH BY A PARTY OF SECTION 7 OR 10, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR THE SOFTWARE LICENSED HEREUNDER, WHETHER ARISING IN TORT (INCLUDING NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR OBLIGATIONS ARISING UNDER SECTION 7, A MATERIAL BREACH BY A PARTY OF SECTION 6 OR 7 OR 10, OR (LIQUIDATED DAMAGES PURSUANT TO SECTION 2.5.1 WHICH ARE CAPPED AT

$300,000, THE PARTIES HEREBY EXPRESSLY AGREE THAT A PARTY'S LIABILITY SHALL NOT EXCEED TWO MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($2,750,000)

        9.    TERM AND TERMINATION

        9.1    Initial Term.    Unless earlier terminated pursuant to the provisions of Subsections 2.4, 9.2 or 9.3, the term of this Agreement shall commence on the Effective Date and shall expire four (4) years thereafter.

        9.2    Termination for Convenience.    Either party shall have the right to terminate this Agreement without liability upon twelve (12) months prior notice beginning at any time twelve (12) months after the Effective Date.

        9.3    Termination for Cause.    Either party shall have the right to terminate this Agreement upon a material default by the other party of any of its material obligations under this Agreement, unless within thirty (30) calendar days after receipt of written notice of such default such party remedies such default.

        9.4    Survival after Termination or Expiration.    All sublicenses to End Users for the Software existing as of the terminate date which are properly granted, shall survive any termination or expiration of this Agreement. Sections 4, 6, 7, 8, 9, 10, 11 and 14 shall survive the termination or expiration of this Agreement for any reason. Provisions of other Sections and Subsections which, by their nature, must remain in effect beyond the termination or expiration of this Agreement shall also survive.

        10.    CONFIDENTIALITY

        10.1    Confidential Information.    Each party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information of a confidential nature including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and information, as well as, any information concerning the subject matter of this Agreement if Interim and Final acceptance (in accordance with Section 2.4) is not achieved ("Proprietary Information"). All Proprietary Information disclosed in tangible form by the Disclosing Party shall be marked "confidential" or "proprietary" and all Proprietary Information disclosed orally or otherwise in intangible form by the Disclosing Party shall be designated as confidential or proprietary at the time of disclosure and summarized in writing within ten (10) days of disclosure.

        10.2    Disclosure and Use.    The Receiving Party agrees: (a) to hold the Disclosing Party's Proprietary Information in confidence and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials); (b) not to divulge any such Proprietary Information or any information derived therefrom to any third person, except independent contractors under an obligation of confidentiality and with a need to know for purposes authorized under this Agreement; (c) not to make any use whatsoever at any time of such Proprietary Information except as authorized under this Agreement; and (d) not to remove or export any such Proprietary Information from the country of the Receiving Party except as may be allowed by applicable export laws. The Receiving Party shall limit the use of and access to the Disclosing Party's Proprietary Information to the Receiving Party's employees, attorneys and independent contractors under an obligation of confidentiality and restricted use who need to know such Proprietary Information for the purposes authorized under this Agreement. The Receiving Party shall treat the Proprietary Information with at least the same degree of care and protection as it would use with respect to its own proprietary information. The foregoing obligations shall survive for a period of five (5) years from the date of disclosure of the Proprietary Information. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to information that the Receiving Party can establish: (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by the Receiving Party or any affiliate, agent or employee; (ii) was in its possession or known by it prior to receipt from the Disclosing Party; (iii) was rightfully disclosed to it by another person without restriction; (iv) is independently developed by the Receiving Party without access to such Proprietary Information; (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible; or (vi) is required to be disclosed by a court order, provided the Disclosing Party is given prompt notice of such order and provided the opportunity to contest it.

        10.3    Independent Development.    The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Proprietary Information. Further, Proprietary Information as defined in Section 10.1 above shall not include the Residuals resulting from access to such Proprietary Information. The term "Residuals" means information in intangible form which may be retained in the unaided memories of Receiving Party's employees or independent contractors who have had access to the information. An employee's or contractor's memory will be considered to be unaided if the employee has not intentionally memorized the Proprietary Information for the purpose of retaining and subsequently using or disclosing it. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

        10.4    Return of Proprietary Information.    Upon any termination or expiration of this Agreement each party will destroy, or return to the other party, all tangible copies of the other party's Proprietary Information.

        10.5    Confidentiality of Agreement.    Each party agrees that the terms of this Agreement shall be deemed Proprietary Information of the other party, provided that in addition to the permitted disclosures under Section 10.2, either party may disclose the terms of this Agreement: (a) if required to do so by law or generally accepted accounting principles; (b) as required to assert its rights hereunder; and (c) to its own directors, employees, attorneys, accountants, and other advisors on a "need to know" basis and under an obligation of confidentiality no less stringent than set forth herein. Each party agrees that the Disclosing Party will be given prompt notice of any disclosure made pursuant to clause (a) or (b) above, and that any such disclosure shall be limited to the extent possible. In addition, Commerce One may disclose the terms of this Agreement or matters relating thereto to its Affiliates provided Commerce One has an agreement with such Affiliates sufficient to comply with the terms of this Section 10.

        11.    ESCROW.    At any time during the term of this Agreement, at Commerce One's option, Commerce One, Licensor and an escrow agent mutually acceptable to the parties shall enter into a software escrow agreement upon terms and conditions mutually agreeable to the parties to establish an escrow account, at Licensor's expense, which shall provide for the release of the source code of the Software to Commerce One for the purposes and upon the occurrence of the following release conditions:

        11.1    Release Conditions.    Upon the occurrence of any of the following events, the source code of the Software shall be released to Commerce One:

          (a)   Licensor files a petition or becomes the subject of any proceeding under Chapter 7 or 11 of the Bankruptcy Code, 11 U.S.C. §701 et seq. (or any successor provisions);

          (b)   Material breach of the support obligations pursuant to Attachment B-1; or

          (c)   Licensor is acquired, merged into or consolidated with Oracle, IBM or I2, during the term of this Agreement.

        11.2    Restrictions on Use.    Following a release of the source code of the Software from the escrow to Commerce One, Commerce One shall use such source code solely to provide support and maintenance of the Products to Commerce One's End Users and sublicensees.

        11.3    Commerce One Escrow.    Within thirty (30) days after Commerce One's Final Acceptance in accordance with Section 2.4, Licensor shall upon receipt of written instruction from Commerce One deposit the source code of the Software in escrow with Data Securities, Inc., for the benefit of Commerce One's licensees of the Products, provided Commerce One source code is deposited in such escrow and provided the Software source code is subject to the same release conditions and restrictions on use as the Commerce One source code. Licensor has agreed to the terms and conditions of Exhibit D ("Release Conditions") which are hereby attached and incorporated by reference. Any material changes to the Release Conditions which would result in less restrictive release conditions shall require the written consent of Licensor which shall not be unreasonably withheld or delayed. End Users use of the source code shall not exceed the terms and conditions of this license grant including without limitation that the Software will be used only in combination with the Products.

        12.    EXPORT.    Commerce One shall comply with all applicable export and import laws, rules, regulations and ordinances or policies of any agency of the U.S. Government or other applicable agencies.

        13.    GOVERNMENT SALES.    If the Licensed Software is to be sublicensed to a U.S. Government Agency of the Department of Defense, then the sublicense shall be subject to restricted rights on the party of such agency and the following legend shall be applicable: "Restricted Rights Legend Use, duplication or disclosure by the Government is subject to restrictions as currently set forth in subparagraph (c)(1)(ii) of DFARS 252-227-7013, Rights in Technical Data and Computer Software and DOD FAR 52.227-7018. [Commerce One and address.]" If the Software is used by a U.S. Government Agency not within the Department of Defense, then the use is with "Restricted Rights" as defined in DOD FAR 52.227-14, Rights in Data.—General, including Alternate III."

        14.    GENERAL

        14.1    Governing Law.    This Agreement shall be subject to and governed in all respects by the statutes and laws of the State of New York without regard to the conflicts of laws principles thereof.

        14.2    Entire Agreement.    This Agreement, including its exhibits and attachments, constitutes the entire Agreement and understanding between the parties and supersedes all proposals, oral or written, all previous negotiations and all previous communications between the parties related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

        14.3    Assignment.    Neither party may assign any of its rights or delegate any of its duties under this Agreement, or otherwise transfer this Agreement (by merger, operation of law or otherwise) without the prior written consent of the other party which shall not be unreasonably withheld. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void This Agreement shall apply to and bind any permitted successor or assigns of the parties hereto.

        14.4    Notices.    All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be: (a) personally delivered; (b) via fax; (c) transmitted by postage prepaid certified mail, return receipt requested; or (d) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally or by fax, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

Licensor:	Commerce One:
Progress Software Corporation	Commerce One, Inc.
14 Oak Park	4440 Rosewood Drive
Bedford, MA 01730	Pleasanton, CA 94588
(781) 280-4035	Fax: (925) 502-6066
Attn: General Counsel	Attn: General Counsel

        14.5    Force Majeure.    Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, or floods.

        14.6    Waiver.    The waiver, express or implied, by either party of any breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

        14.7    Headings.    The Headings to the Sections and Subsections of this Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

        14.8    Independent Contractors.    The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

        14.9    Severability.    In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

        14.10    Access Lists.    Upon Interim Acceptance in accordance with section 2.4.2 or Final Acceptance in accordance with section 2.4.3 whichever occurs first, Commerce One agrees to provide: (a) contact names at GMPs and enterprise customers on an ongoing basis; (b) a general letter of endorsement from Chuck Donchess, EVP of Marketing and Business Development; and (c) on-going sales contact information, by geography.

        14.11    Marketing.    Each party shall maintain on its website a link to the other party's website; provided, however, that the nature of the text and graphics associated with such website links shall be subject to the prior written consent of the other party.

        14.12    Publicity.    Both parties agree to issue a mutually agreed upon joint press release upon Interim Acceptance in accordance with Section 2.4. In addition, Commerce One agrees to: (a) provide an appropriate quote from Mark Hoffman for use in the initial news release and as mutually agreed upon, appropriate quotes from Mr. Hoffman or senior executives for use in subsequent press releases; (b) attempt to find a Commerce One customer who for the initial news release will endorse the expected benefits for them of the SonicMQ technology in the Commerce One platform; and (c) serve as a reference account for Progress/Sonic to prospective Sonic customers provided the proposed use of Sonic at the prospect is relevant to Commerce One's use of Sonic (i.e. linking enterprises, exchanges, and/or marketplace). After the Effective Date Commerce One agrees that Licensor may disclose the existence of the relationship between Commerce One and Licensor to Licensor's prospects that are under a Non-Disclosure Agreement with Licensor.

        14.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

LICENSOR:		COMMERCE ONE:
Progress Software Corporation		Commerce One, Inc.
By:	/s/ PAUL MACKAY	By:	/s/ SAM PRATHER
Print Name:	Paul MacKay	Print Name:	Sam Prather
Title:	Vice President	Title:	Senior Vice President, Engineering

Commerce One
Exhibit A 1: Product Requirements

Thursday, June 15, 2000
Version #2

Item	Description	Availability
1	Guaranteed message delivery between two queues on the same broker, once and only once, within a single transaction.	Availability—6/21/00
2	Multiple threads can start independent transactions on the same queue.	Availability—6/21/00
3	Multiple threads can get/put messages concurrently from the same queue.	Availability—6/21/00
4	A message can be specified to be automatically deleted after a time-to-live expires (used for sync responses).	Availability—6/21/00
5	The priority of a message can be settable.	Availability—6/21/00
6	Authorized broker administrators can only administer broker.	Availability—6/21/00
7	Limit queues access using ACL by user name.	Availability—6/21/00
8	Ability to configure the trusted root Certificate Authority (CA).	Availability—6/21/00
9	SSL will be supported between all JMS clients and brokers, and can be turned off. Client authentication will be username/password-based, and server authentication will be certificate-based.	Availability—6/21/00
10	Ability to run broker as Windows NT service.	Availability—6/21/00
11	Ability to administer JMS administered objects through JNDI.	Availability—6/21/00
12	Support for Windows NT service.—IBM JVM 1.1.8	Availability—6/21/00
13	Support for Solaris 2.7—Sun JVM 1.2	Availability—6/21/00

Commerce One
Exhibit A 2: Product Requirements

Thursday, June 15, 2000
Version #2

Item	Description	Availability
1	A routing node can be a single unclustered broker or a cluster of brokers. It is identified by a routing node name, which can be a maximum of 256 characters.	7/7/00
2	Queue load balancing will be supported across identically named queues in a routing node.	7/7/00
3	JMS clients with a connection to a broker can enqueue to a global queue in a remote routing node by qualifying the queue name with the routing node name. JMS clients may only dequeue from queues in brokers to which they have established connections.	7/7/00
4	All outbound routing connections from a routing node can be centrally configured within the routing node.	7/7/00
5	Each broker can route to any other broker in the same routing node.	7/7/00
6	Routing connections within the routing node are made automatically.	7/7/00
7	Routing will only occur from a routing node to an adjacent routing node's global queue if a routing connection is defined.	7/7/00
8	Broker-to-broker queue routing with guaranteed message delivery, once and only once.	7/7/00
9	Connection balancing will be performed within a cluster. Connections will be bi-directional, and will be reused as much as possible for routing.	7/7/00
10	A configurable idle timeout can be specified on connections between routing nodes.	7/7/00
11	If a broker-to-broker connection breaks, an attempt will be made to automatically re-establish the connection.	7/7/00
12	A global queue will not be advertised through a routing connection that disables it.	7/7/00
13	Support message size up to 10 MB.	7/7/00
14	Any non-persistent message that exceeds its time to live will be thrown away, and a management event will be generated.	8/7/00
15	Non-persistent messages may be lost in certain failure conditions, including across queue routing.	7/7/00
16	A management event will be generated when a message is transferred to the dead letter queue.	8/7/00
17	Messages stuck without forward progress during queue routing for a configured period of time will be transferred to a dead letter queue.	7/7/00
18	In-doubt persistent messages will be moved to a dead letter queue based on a configurable time interval per broker.	7/7/00
19	Peak throughput for a SonicMQ cluster of 160 messages per second (mps) with the following characteristics:	8/7/00
• 110 mps at 50K average message size (persisted)
• 15 mps at 300K average message size (persisted)
• 35 mps at 1K average message size (non-persisted)
Throughput is defined as the sum of messages sent to and received from the cluster. Cluster size to be less than or equal to 8 4-CPU, 550MHz Windows NT server machines.
21	For the cluster configuration defined in #19 Exhibit A2, support a maximum of 20,000 defined configurable entities of which 6,000 are expected to be concurrently connected.	8/7/00

21	SSL will be supported for broker-to-broker communications between routing nodes, and can be turned off. Mutual authentication is required, and will be certificate-based.	7/7/00
22	SSL will be supported for broker-to-broker communications within a cluster, and can be turned off. Mutual authentication is required, and will be certificate-based.	7/7/00
23	Ability to import the certificate identify (i.e. username) directly into the user database using a GUI-based tool.	8/7/00
24	Ability to use the certificate identify as the SonicMQ username for access control. This includes access control to remote queues in a broker-to-broker scenario.	7/7/00
25	Support for Oracle8i and SQL Server 7 message storage will require no more than 30% more hardware (machines) than the performance throughput descriptions.	8/7/00
26	FrameMaker version of SonicMQ 2000.1 user documentation	7/7/00
27	Availability of management API	7/7/00
— Queue creation
— Dead Message Queue management
— Get route list of nodes
— Node creation
28	Availability of source code for GUI management console	8/7/00
29	Support for routing and connection management in SonicMQ admin shell	7/7/00
30	Support for routing and connection management in GUI management console	8/7/00
31	Support for forward Proxy	8/7/00

Commerce One
Exhibit A 3: Product Requirements

Thursday, June 15, 2000
Version #3

Item	Description	Availability
1	Low-level retry of client connection to original broker while retaining JMS client and server context.	12/01/00
2	Peak throughput for a SonicMQ cluster of 480 messages per second (mps) with the following characteristics:	12/31/01
• 330 mps at 50K average message size (persisted)
• 45 mps at 300K average message size (persisted)
• 105 mps at 1K average message size (non-persisted)
Throughput is defined as the sum of messages sent to and received from the cluster. Cluster size to be less than or equal to 24 8-CPU, Windows NT server machines.
3	For the cluster configuration defined in #2, support a maximum of 60,000 defined configurable entities of which 20,000 are expected to be concurrently connected.	12/31/01
4	GUI-based tool for certificate management, with ability to:	12/01/00
2 Generate key pairs and install certificates
3 Set trusted root CA
4 Set trusted client certificate in broker-to-broker scenario
5	Support for Windows 2000 using JVM certified by PSC for optimum performance	9/30/00
6	Localizable version of SonicMQ	9/01/00
7	FrameMaker version of SonicMQ Commerce One deployment documentation	9/30/00

EXHIBIT B

SUPPORT

1.     SUPPORT

1.1    Licensor Back-End Support.    During the term of this Agreement Licensor shall provide to Commerce One back-end support services, consistent with the support obligations described on Attachment B-1 hereto, with respect to the Products including, without limitation, identification of defective Software source and object code and providing corrections, workarounds and/or patches to correct defects or errors in such source or object code.

1.2    Technical Support of Commerce One.    During the term of this Agreement, in addition to the back-end support services described above, Licensor shall provide to Commerce One the following technical support services: (a) Licensor shall provide a technical contact to whom Commerce One may address technical questions relating to the correct functioning of Licensor technologies. Upon execution of this Agreement, the parties shall determine a mutually agreeable procedure by which Commerce One shall direct other technical questions to the appropriate Licensor technical contact (b) Licensor shall promptly answer all technical questions asked by Commerce One relative to the correct functioning of the Software.

1.3    Training of Commerce One.    Licensor shall, for a mutually-agreeable fee, conduct technical/ sales/marketing training sessions at such times agreed to by the parties. All such training shall occur at Commerce One's Pleasanton, CA facilities. Commerce One shall not be limited in the number of attendees that may be present at any such training session. Commerce One shall be responsible for payment for all actual travel, lodging and out-of-pocket expenses incurred by Licensor in connection with the delivery of such training services.

1.4    Upgrades, Updates, Ports, Error Corrections and Enhancements.    Licensor will include Commerce One in its alpha and beta programs for any upgrades, updates or ports to additional platforms to the Software commercially released during the term of this Agreement, and will provide Commerce One with the production version of such upgrades, updates, ports, and internationalized and/or localized versions of the Software simultaneously with its earliest release of such upgrades, updates, ports, and internationalized and/or localized versions to other customers. Licensor shall also provide Commerce One during the term hereof with any error corrections, bug fixes and enhancements to the Software simultaneously with its earliest release of such error corrections, bug fixes or enhancements to other customers. Commerce One may, but is not required to, incorporate any such upgrade, update, port, error correction, bug fix or enhancement in a Product or Products.

ATTACHMENT B-1

SUPPORT OBLIGATIONS

Licensor shall provide to Commerce One support services consistent with the following support obligations:

1.     DEFINITIONS

1.1
"Error" means any instance where a product or update or upgrade to a product does not conform to its documented features and specifications.

1.2
"Problem Resolution" means the issue is resolved to the extent that Licensor (a) corrects the error or (b) creates a reasonable Workaround.

1.3
"Workaround" means a temporary solution to an Error which offers acceptable relief to the Commerce One in such a way that the Commerce One will no longer experience the problem.

1.4
"Respond" means and includes: taking and logging the Error call; in the case of Priority 1 Errors, providing to Commerce One an action/resolution plan within four (4) hours of initial call receipt and acknowledgment; and, in cases of Priority 1 and 2 Errors, making commercially reasonable efforts on a continuing basis to cure the Error until the Error is cured.

2.     OBLIGATIONS

2.1    Error Reporting.    Errors may be reported on a 24 hours per day, 365 day per year basis. During normal business hours, Licensor's technical staff shall be available to receive error reports directly from Commerce One by telephone, electronic mail, fax or web interface. Outside of normal business hours, Commerce One may report errors by telephone. Such telephone call will be routed to one of Licensor's technical support centers and a Licensor technical support representative shall promptly initiate remote diagnostic and/or remedial measures solely via telephone, facsimile transmission, or e-mail to begin problem resolution and shall be available continuously to Commerce One's technical contact(s) until Problem Resolution. Support will be delivered in English only.

2.2    Support Requests.    Licensor will Respond and use commercially reasonable efforts to correct or provide a Workaround to Priority 1 and Priority 2 Errors that Commerce One identifies, and reports;

and will use reasonable commercial efforts to Respond to other Errors within the time frames set forth below.

Priority Error	Title and Explanation	Notification Mechanism & Required Time to Respond	Status Reports	Target Repair Time
1	Fatal Error—No useful work can be done	Voice: 1 hour 7X24 coverage	Twice Daily (7X24)	3 days (7X24)
2	Severe Impact—Functionality disabled. Errors which result in a lack of application functionality or cause intermittent system failure.	Voice: 1 hour 7X24 coverage	Twice Daily	10 days
3	Degraded Operations—Errors causing malfunction of non-critical functions.	Voice: 1 hour Email: 8 hours business day coverage	Daily (business days)	20 business days
4	Minimal Impact—Attributes and/or options to utility programs do not operate as stated.	Voice: 1 hour Email: 8 hours business day coverage	Weekly (business days)	Next Release
5	Enhancement Request.	Any: 8 hours business day coverage	Weekly (business days)	No Requirement

In the case of a Priority 1 and 2 error, Licensor's "commercially reasonable efforts" to correct or provide a Workaround for the Priority 1 or 2 error shall mean that if there is no Problem Resolution for such error upon the expiration of the Target Repair Time, then Licensor agrees to immediately send a member of Licensor's technical staff to Commerce One's location to work onsite with Commerce One's technical staff until there is Problem Resolution.

2.3    Commerce One Requirements

        Commerce One will identify three (3) technical contacts that will be responsible for submitting technical support requests to Licensor. Such technical contacts will be knowledgeable with regard to the Software. All technical support requests from Commerce One will be routed through one or more of the above mentioned Commerce One technical contacts. Commerce One may designate new technical contacts from time to time providing written notice to Licensor. Commerce One will ensure that all associated computer hardware and operating system software must be maintained at the latest release deemed necessary by Licensor. Commerce One will be required to reproduce the Error for Licensor's technical support staff. Commerce One must provide Licensor with remote access to Commerce One's systems (subject to Commerce One's reasonable security procedures and prior approval in each and every instance), the Products, the Software, all relevant documentation and records, and sample outputs and other diagnostic information in order to allow Licensor to complete remote diagnostics, troubleshooting and/or Problem Resolution. Commerce One will ensure that a designated Commerce One technical contact is continuously available to the Licensor's technical support staff until the problem is resolved. It is understood and agreed that should Problem Resolution require access to Commerce One's systems, Target Repair Times as listed in section 2.2 above will be suspended until

Licensor has received access to Commerce One's system or Commerce One is able to reproduce the error without the Licensor requiring access to Commerce One's systems.

2.4    Support of Back-Releases.

        Licensor will provide support for the latest release and the immediate prior release under the support provisions described in Exhibit B and Attachment B-1. During the eighteen (18) month period commencing on the Effective Date of this Agreement, Licensor shall support earlier releases at no additional costs. Upon expiration of such eighteen (18) month period, Commerce One will be required to pay a 50% premium above the current year's annual support fee for such earlier releases. The 50% premium will be pro-rated on a quarterly basis in accordance with the payment schedule specified in Exhibit C.

EXHIBIT C

PROGRESS PAYMENTS

	License	Support & Maint.	Percentage
Year 1	[**]	[**]	18%
Year 2	[**]	[**]	18%
Year 3	[**]	[**]	15%
Year 4	[**]	[**]	15%
Total	[**]	[**]
Payment Schedule
Year 1	8/15/00	11/15/00
License Fees	[**]	[**]
Support and Maintenance	[**]	[**]
Total Payment	[**]	[**]
Year 2	6/16/01	9/16/01	12/16/01	3/16/02
License Fees	[**]	[**]	[**]	[**]
Support and Maintenance	[**]	[**]	[**]	[**]
Total Payment	[**]	[**]	[**]	[**]
Year 3	6/16/02	9/16/02	12/16/02	3/16/03
License Fees	[**]	[**]	[**]	[**]
Support and Maintenance	[**]	[**]	[**]	[**]
Total Payment	[**]	[**]	[**]	[**]
Year 4	6/16/03	9/16/03	12/16/03	3/16/04
License Fees	[**]	[**]	[**]	[**]
Support and Maintenance	[**]	[**]	[**]	[**]
Total Payment	[**]	[**]	[**]	[**]
NOTE: Late payments will accrue interest at an annual rate of 18% or the maximum permitted by law, whichever is greater.

[**]
Confidential treatment requested.

EXHIBIT D

RELEASE CONDITIONS

Level One Release Conditions.

        The Escrow Agent (DSI) will release the Escrow Materials to Preferred Beneficiary 30 days after the delivery by Commerce One of notice to the Escrow Agent of the occurrence of any of the following events, absent a written notice of contest to the Escrow Agent by Commerce One (the "Release Conditions"):

        (i)    Commerce One becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due;

        (ii)   Commerce One becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing;

        (iii)  Commerce One ceases to be engaged in the business of providing maintenance and support services for the Software;

Level Two Release Conditions.

        The Escrow Agent (DSI) will release the Escrow Materials to Preferred Beneficiary 30 days after the delivery by Commerce One of notice to the Escrow Agent of the occurrence of any of the following events, absent a written notice of contest to the Escrow Agent by Commerce One (the "Release Conditions"):

        (i)    Commerce One becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debt as they become due;

        (ii)   Commerce One becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; if such petition or proceeding is not dismissed within sixty (60) days of filing;

        (iii)  Commerce One ceases to be engaged in the business of providing maintenance and support services for the Software;

        (iv)  Commerce One fails to respond to any three or more Priority 1 incidents or any four or more Priority 2, Priority 3 or Priority 4 incidents within twenty (20) days of the receipt by Commerce One of notice of such incidents and the subsequent ten (10) day cure period (such cure period shall begin by written notice to Commerce One of the expiry of the foregoing twenty (20) day period);

Addendum 1

        This Addendum sets forth the terms and conditions which will supersede the terms and conditions set forth in Exhibit(s) A2 and A3 dated June 15, 2000, to the Software Development and License Agreement between Commerce One, Inc. ("Commerce One") and Progress Software Corporation ("Licensor") dated June 21, 2000 (the "Agreement").

Commerce One
Exhibit A 2: Product Requirements

Wednesday, June 21, 2000

Item	Description	Availability
1	A routing node can be a single unclustered broker or a cluster of brokers. It is identified by a routing node name, which can be a maximum of 256 characters.	7/7/00
2	Queue load balancing will be supported across identically named queues in a routing node.	7/7/00
3	JMS clients with a connection to a broker can enqueue to a global queue in a local or remote routing node by qualifying the queue name with the routing node name. JMS clients may only dequeue from queues in brokers to which they have established connections.	7/7/00
4	All outbound routing connections from a routing node can be centrally configured within the routing node.	7/7/00
5	Each broker can route to any other broker in the same routing node.	7/7/00
6	Routing connections within the routing node are made automatically.	7/7/00
7	Routing will only occur from a routing node to an adjacent routing node's global queue if a routing connection is defined.	7/7/00
8	Broker-to-broker queue routing with guaranteed message delivery, once and only once.	7/7/00
9	Connection balancing will be performed within a cluster. Connections will be bi-directional, and will be reused as much as possible for routing.	7/7/00
10	A configurable idle timeout can be specified on connections between routing nodes.	7/7/00
11	If a broker-to-broker connection breaks, an attempt will be made to automatically re-establish the connection.	7/7/00
12	A global queue will not be advertised through a routing connection that disables it.	7/7/00
13	Support message size up to 10 MB.	7/7/00
14	Any non-persistent message that exceeds its time to live will be thrown away, and a management event will be generated.	8/7/00
15	Non-persistent messages may be lost in certain failure conditions, including across queue routing.	7/7/00
16	A management event will be generated when a message is transferred to the dead-letter queue.	8/7/00
17	Messages stuck without forward progress during queue routing for a configured period of time will be transferred to a dead letter queue.	7/7/00
18	In-doubt persistent messages will be moved to a dead letter queue based on a configurable time interval per broker.	7/7/00

19	Peak throughput for a SonicMQ cluster of 160 messages per second (mps) with the following characteristics:
•            110 mps at 50K average message size (persisted)
•            15 mps at 300K average message size (persisted)
•            35 mps at 1K average message size (non-persisted)
	Throughput is defined as the sum of messages sent to and received from the cluster. Cluster size to be less than or equal to 8 4-CPU, 550MHz Windows NT server machines.	8/7/00
21	For the cluster configuration defined in #19 Exhibit A2, support a maximum of 20,000 defined configurable entities of which 6,000 are expected to be concurrently connected.	8/7/00
21	SSL will be supported for broker-to-broker communications between routing nodes, and can be turned off. Mutual authentication is required, and will be certificate-based.	7/7/00
22	SSL will be supported for broker-to-broker communications within a cluster, and can be turned off. Mutual authentication is required, and will be certificate-based.	7/7/00
23	Ability to import the certificate identify (i.e. username) directly into the user database using a GUI-based tool.	8/7/00
24	Ability to use the certificate identify as the SonicMQ username for access control. This includes access control to remote queues in a broker-to-broker scenario.	7/7/00
25	Support for Oracle8i and SQL Server 7 message storage will require no more than 30% more hardware (machines) than the performance throughput descriptions.	8/7/00
26	FrameMaker version of SonicMQ 2000.1 user documentation	7/7/00
27	Availability of management API to include but not limited to:
—            Queue creation
—            Dead Message Queue management
—            Get route list of nodes
—            Node creation
—            Get broker status
—            Stop broker
	— Create and delete route between notes	7/7/00
28	Availability of source code for GUI management console	8/7/00
29	Support for routing and connection management in SonicMQ admin shell	7/7/00
30	Support for routing and connection management in GUI management console	8/7/00
31	Support for forward Proxy • Standard SSL Proxy protocol • Certify against Squid freeware SSL proxy	8/7/00

Commerce One
Exhibit A 3: Product Requirements

Wednesday, June 21, 2000

Item	Description	Availability
1	Low-level retry of client connection to original broker while retaining JMS client and server context.	12/01/00
2	Peak throughput for a SonicMQ cluster of 480 messages per second (mps) with the following characteristics:
•            330 mps at 50K average message size (persisted)
•            45 mps at 300K average message size (persisted)
•            105 mps at 1K average message size (non-persisted)
	Throughput is defined as the sum of messages sent to and received from the cluster. Cluster size to be less than or equal to 24 8-CPU, Windows NT server machines.	12/15/01
3	For the cluster configuration defined in #2, support a maximum of 60,000 defined configurable entities of which 20,000 are expected to be concurrently connected.	12/15/01
4	GUI-based tool for certificate management, with ability to: • Generate key pairs and install certificates • Set trusted root CA • Set trusted client certificate in broker-to-broker scenario	9/31/00
5	Support for Windows 2000 using JVM certified by PSC for optimum performance	9/31/00
6	Localizable version of SonicMQ	9/01/00
7	FrameMaker version of SonicMQ Commerce One deployment documentation	9/31/00
8	Support for IBM JVM 1.3 60 days after IBM GA date for Windows NT and Windows 2000
9	Support for Solaris Hotspot 2.0 JVM 60 days after SUN GA date
10	Ability to read partial messages without dequeueing, with lock, from a transaction	12/25/00
11	Transactional move of a partially read message (see item 10) from one queue to another queue.	12/25/00

        Except as set forth above, the terms of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and those of this Addendum, the terms of this Addendum shall control.

LICENSOR PROGRESS SOFTWARE CORPORATION		COMMERCE ONE: COMMERCE ONE, INC.
By:	/s/ PAUL MACKAY	By:	/s/ SAM PRATHER
Name:	Paul MacKay	Name:	Sam Prather
Title:	Vice President	Title:	Senior VP - Engineering
Date:	7/26/00	Date:	7/20/00

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